Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer
(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2016 FIRST QUARTER RESULTS

IRVINE, CA, November 10, 2015 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2016 first quarter ended September 30, 2015.

Net sales for the three months ended September 30, 2015 totaled $4.1 million, an increase of 58% from $2.6 million for the three months ended September 30, 2014. For the three months ended September 30, 2015, we had four customers that each accounted for more than 10 percent of net sales compared to only one customer for the three months ended September 30, 2014. The increase in revenue is due to expansion of our medical device customer base primarily driven by the fiscal 2015 third quarter production launch of one of our customer’s unique surgical hand pieces designed to be used for orthopedic surgical applications as well as the fiscal 2015 fourth quarter production launch of a craniomaxillofacial (“CMF”) driver for another customer. Revenue from these products totaled $1.1 million and $600,000, respectively, for the three months ended September 30, 2015. Additionally, we had increased sales in the amount of $421,000 in the current fiscal year for a CMF driver that we manufacture for an existing customer. Offsetting these increases, sales to our former largest medical device customer decreased $881,000 during the first quarter of fiscal 2016 compared to the prior year period. We believe that demand for this product, which is an orthopedic shaver, has declined.

Gross profit for the three months ended September 30, 2015 increased $230,000, or 28%, to $1.1 million, compared to $828,000 for the year-ago period, primarily due to the launch of the new products described above. These new products are lower-margin products, in part due to higher labor and overhead costs associated with the learning curve of these new assemblies. As a result, total cost of sales increased by 72% during the three months ended September 30, 2015 as compared to an increase of 58% in revenues during the same period.

Also contributing to the increased gross profit for the three months ended September 30, 2015 was over-absorbed manufacturing costs of $143,000 compared to under-absorbed costs of $89,000 during the corresponding period of the prior year due to increased manufacturing volumes in the quarter ended September 30, 2015, compared to the corresponding year-earlier period. Partially offsetting this increase was an increase in inventory and warranty charges of $70,000 for the quarter ended September 30, 2015, compared to the corresponding quarter of the prior fiscal year, due primarily to an increase in warranty reserves based upon a higher number of unit sales offset by a decrease in inventory charges. Gross margin as a percentage of sales declined to 26% for the three months ended September 30, 2015 from 32% for the corresponding year-ago period, primarily due to the higher product costs of our newly launched products which were not sold in the corresponding period of the prior fiscal year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2015 increased 16% to $1.2 million from $1.0 in the prior year’s corresponding quarter, reflecting primarily increases in personnel and related costs in our business development and engineering departments, as well as increased general and administrative costs of consulting, legal and loan fees incurred in connection with our investment in Ramsey property and related note receivable.

Loss from continuing operations for the quarter ended September 30, 2015 was $125,000, compared to $181,000 in the prior year’s corresponding quarter. Net loss for the quarter ended September 30, 2015 was $125,000, or $0.03 per share, compared to net loss of $170,000, or $0.04 per share, for the corresponding prior year period.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “Although we are pleased with the increase in our net sales this quarter and the expansion of our customer relationships through the completion of two distinct products, each under development for more than a year, we are focused on completing cost-reductions on these products to improve product margins. We also anticipate product sales by the end of calendar 2015 of another CMF driver which has been in development with another of our customers for some time. We continue to increase our core medical device business through active proposals of new medical devices either from the design and engineering stage or in a contract manufacturing capacity.”

“In addition, we are very pleased to announce that one of our largest customers, who had previously made inquiries to reduce existing purchase orders has agreed to take delivery over a mutually agreed upon extended term through December, 2016.”

“Finally, we have recently listed the Ramsey property and related assets held as collateral for the related note for sale. We are hopeful that we will successfully complete the liquidation of these assets in the near term and will have additional working capital to repay our existing mortgage related borrowings and to facilitate our expected continued growth.”

About Pro-Dex, Inc.:

Pro-Dex, Inc., with operations in California and Oregon, specializes in the design, development and manufacture of powered rotary drive surgical and dental instruments used primarily in the orthopedic, spine, maxocranial facial and dental markets. Its OMS division designs and manufactures embedded motion control systems serving the medical, factory automation, semi-conductor and scientific research markets. Its Fineline Molds division manufactures plastic injection molding for a variety of industries. Pro-Dex’s products are found in hospitals, dental offices, medical engineering labs, scientific research facilities and high tech manufacturing operations around the world.

Pro-Dex also provides quality and regulatory consulting services, as well as engineering consulting and placement services through its Engineering Services Division. For more information, visit the Company’s website at www.pro-dex.com.

Statements herein concerning the Company’s plans, growth and strategies may include ‘forward-looking statements’ within the context of the federal securities laws. Statements regarding the Company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company’s actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share amounts)

	September 30, 2015	June 30, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$493	$697
Accounts receivable, net of allowance for doubtful accounts of $40 and $36, respectively	759	2,326
Due from factor	1,442	—
Unbilled receivables	1,094	853
Other current receivables	31	28
Inventory	4,251	4,310
Prepaid expenses	160	124
Deferred income taxes	43	70
Total current assets	8,273	8,408
Equipment and leasehold improvements, net	1,337	1,470
Investment in Ramsey property and related note receivable	1,709	1,652
Goodwill	353	353
Intangibles	512	547
Other assets	86	86
Total assets	$12,270	$12,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,209	$1,867
Accrued expenses	1,257	1,202
Deferred revenue	620	594
Notes payable	524	24
Capital lease obligations	4	7
Total current liabilities	3,614	3,694
Deferred income taxes	43	70
Deferred rent	188	204
Notes payable, net of current portion	65	70
Total non-current liabilities	296	344
Total liabilities	3,910	4,038

Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 4,141,504 and 4,139,579 shares issued and outstanding at September 30, 2015 and June 30, 2015, respectively	18,418	18,411
Accumulated deficit	(10,058)	(9,933)
Total shareholders’ equity	8,360	8,478
Total liabilities and shareholders’ equity	$12,270	$12,516

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2015	2014

Net sales	$4,097	$2,595
Cost of sales	3,039	1,767
Gross profit	1,058	828

Operating expenses:
Selling expenses	214	142
General and administrative expenses	534	491
Research and development costs	428	384
Total operating expenses	1,177	1,017
Operating loss	(119)	(189)
Other income (expense):
Interest income	—	1
Interest expense	(6)	(2)
Total other income (expense)	(6)	(1)

Income (loss) from continuing operations before income taxes	(125)	(190)
Provision (benefit) for income taxes	—	(9)

Loss from continuing operations	(125)	(181)
Income from discontinued operations, net of income taxes	—	11
Net loss	$(125)	$(170)

Other comprehensive income, net of tax:
Unrealized gain from marketable equity investments	—	12
Comprehensive loss	$(125)	$(158)

Basic and diluted loss per share:
Net loss from continuing operations	$(0.03)	$(0.04)
Income from discontinued operations	0.00	0.00

Net loss	$(0.03)	$(0.04)

Weighted average common shares outstanding – basic and diluted	4,141,504	4,208,957

PRO-DEX, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Three Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(125)	$(170)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	169	127
Share-based compensation	7	8
Allowance for doubtful accounts	4	5
Changes in operating assets and liabilities:
Accounts receivable, due from factor and other receivables	118	688
Unbilled receivables	(241)	(155)
Inventory	59	13
Prepaid expenses and other assets	(36)	15
Accounts payable, accrued expenses and deferred rent	(618)	(18)
Deferred revenue	26	15
Income taxes payable	—	(5)
Net cash provided by (used in) operating activities	(637)	523

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	—	(25)
Increase in notes receivable	(57)	—
Increase in intangibles	(1)	(60)
Purchase of investments	—	(12)
Net cash used in investing activities	(58)	(97)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and notes payable	(9)	(2)
Borrowings from Summit Loan	300	—
Repayments on Summit Loan	(300)	—
Proceeds from note payable	500	—
Payments made for common stock rights offering costs	—	(3)
Net cash provided by (used in) financing activities	491	(5)

Net increase (decrease) in cash and cash equivalents	(204)	421
Cash and cash equivalents, beginning of period	697	3,188
Cash and cash equivalents, end of period	$493	$3,609

Supplemental disclosures of cash flow information

Cash paid during the period for:
Interest	$2	$2
Income taxes	$—	$8